CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY […***…], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT CHROMADEX CORPORATION TREATS AS PRIVATE OR CONFIDENTIAL

EXCLUSIVE LICENSE AGREEMENT

between

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

and

CHROMADEX INC.,

for

Method for Inducing UDP-Glucuronosyltransferase
Activity Using Pterostilbene

UC Case No. 2011-432
1
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CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY […***…], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT CHROMADEX CORPORATION TREATS AS PRIVATE OR CONFIDENTIAL

i

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CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY […***…], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT CHROMADEX CORPORATION TREATS AS PRIVATE OR CONFIDENTIAL
UC Case No. 2011-432

EXCLUSIVE LICENSE AGREEMENT

for

METHOD FOR INDUCING UDP-GLUCURONOSYLTRANSFERASE
ACTIVITY USING PTEROSTILBENE
This license agreement (“Agreement”) is made effective this 8th day of September, 2011 (“Effective Date”), by and between The Regents of the University of California, a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 (“The Regents”) and ChromaDex Inc., a California corporation, having a principal place of business at 10005 Muirlands, Blvd, Suite G, Irvine, CA 92618, USA (“Licensee”).
BACKGROUND
A.    Certain inventions, generally characterized as Method for Inducing UDP¬Glucuronosyltransferase Activity Using Pterostilbene (collectively “Invention”), were made jointly by Dr. Jeremy Bartos, ChromaDex and in the course of research at the University of California, Irvine, by Drs. Frank Meyskens and Ryan Dellinger and are claimed in Patent Rights as defined below.
B.    The development of the Invention may have been sponsored by the Department of Health and Human Services and, if so, as a consequence, this license is subject to overriding obligations to the United States Federal Government under 35 U.S.C. §§ 200-212 and applicable regulations including a non-exclusive, non-transferable, irrevocable, paid-up license to practice or have practiced the Invention for or on behalf of the United States Government throughout the world. Upon request by the Licensee, The Regents shall conduct reasonable investigations to determine whether the development of the Invention was sponsored by the Department of Health and Human Services.
C.    The Licensee wishes to obtain certain rights from The Regents for the commercial development of the Invention, in accordance with the terms and conditions set forth herein and The Regents is willing to grant those rights so that the Invention may be developed and the benefits enjoyed by the general public.
D.    The scope of such rights granted by The Regents is intended to extend to the scope of the patents and patent applications in Patent Rights, but only to the extent that The Regents has proprietary rights in and to such Patent Rights.
E.    The Licensee is a “small business firm” as defined in 15 U.S.C. §632.
F.    Both parties recognize and agree that Earned Royalties are due under this Agreement with respect to products and methods and that such royalties will be paid with respect to both pending patent applications and issued patents, in accordance with the terms and conditions set forth herein.
The parties agree as follows:

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ARTICLE 1.DEFINITIONS
As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:
1.1“Affiliate” of the Licensee means any entity which, directly or indirectly, Controls the Licensee, is Controlled by the Licensee or is under common Control with the Licensee. “Control” means (i) having the actual, present capacity to elect a majority of the directors of such affiliate; (ii) having the power to direct at least fifty percent (50%) of the voting rights entitled to elect directors; or (iii) in any country where the local law will not permit foreign equity participation of a majority, ownership or control, directly or indirectly, of the maximum percentage of such outstanding stock or voting rights permitted by local law.
1.2“Attributed Income” means the total gross proceeds, excluding Sublicensee Royalties, but including, without limitation, any license fees, maintenance fees, or milestone payments (other than milestone payments paid for the achievement of the milestones in Article 9 hereof), whether consisting of cash or any other forms of consideration and whether any rights other than Patent Rights are granted, which gross proceeds are received by or payable to the Licensee or an Affiliate of the Licensee from any Sublicensee in consideration of the grant of a sublicense under the Patent Rights; provided, however, that if rights other than Patent Rights are granted by Licensee or an Affiliate to a Sublicensee, then Attributed Income shall not include proceeds received by Licensee or an Affiliate that are reasonably attributed to such other rights. Notwithstanding the foregoing, Attributed Income shall not include proceeds attributed in such sublicense to bona fide (i) debt financing; (ii) equity (and conditional equity, such as warrants, convertible debt and the like) investments in the Licensee at market value; (iii) reimbursements of Patent Prosecution Costs actually incurred by the Licensee; (iv) payments or reimbursements specifically committed to research and/or development services to be provided on a going forward basis by Licensee for the applicable Sublicensee under such sublicense at or below commercially reasonable and standard rates and (v) payments from a Sublicensee that represent the Licensee’s share in net profits derived from the Sale of Licensed Products by or on behalf of the Licensee or a Sublicensee (including through a Joint Venture), provided that such net profits already take into account payments that are due to The Regents hereunder. For the avoidance of doubt, any gross proceeds meeting the definition set forth above in this Article 1.2 shall be “Attributed Income” irrespective of whether such gross proceeds are received under one or more separate agreements and irrespective of how such gross proceeds are referred to or characterized by the Licensee or the Sublicensee.
1.3“Combination Product” means a combined Product that contains or uses a Licensed Product and at least one other active component, Product or process (a “Combination Product Component”), where (i) such Combination Product Component is not a Licensed Product, (ii) if such Combination Product Component were removed from such combined Product, the manufacture, use, Sale or import of the resulting Product in or into a particular country would infringe, but for a license, the same Valid Claim of Patent Right(s) in the country where such manufacture, use, Sale or import occurs as such combined Product, (iii) such Combination Product Component provides a function that is in addition to or supplementary to the function for which such Licensed Product is Sold on its own and (iv) the market price of such combined Product is higher than the market price for such Licensed Product as a result of such combined Product containing or using such Combination Product Component.
1.4“Compound” means Pterostilbene.
1.5“Earned Royalty” or “Earned Royalties” means the Sublicensee Royalties (as defined in Paragraph 7.2) and Royalties (as defined in Paragraph 8.1).
1.6“Field of Use” means the use of Pterostilbene to induce UDP - Glucuronosyltransferase (UGT) Activity.
1.7“Joint Venture” means any separate entity established pursuant to an agreement between a third party and the Licensee and/or Sublicensee to constitute a vehicle for a joint venture, in which the separate entity manufactures, uses, purchases, Sells or acquires Licensed Products from the Licensee or Sublicensee.

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1.8“Licensed Method” means any process, art or method the use or practice of which, but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, any Patent Rights in any country were they issued at the time of the infringing activity in that country.
1.9“Licensed Product” means any Product, including, without limitation, a Product explicitly directed for use or used in practicing a Licensed Method and any Product made by practicing a Licensed Method, the manufacture, use, Sale, offer for Sale or import of which, but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, a Valid Claim of any Patent Rights in any country were they issued at the time of the infringing activity in that country.
1.10“Modifications” means substances created by the Licensee which contain or incorporate the Original Materials, Progeny and/or Unmodified Derivatives.
1.11“Net Invoice Price” means the gross invoice price of a (a) Licensed Product and (b) a Product that combines a Licensed Product in any manner with any other Product (but subject to the adjustments for Net Sales of Combination Products set forth below), charged by the Licensee, any Affiliate of the Licensee or any Sublicensee, to a Third Party, including to distributors and end-users, less the following items, but only to the extent that they actually pertain to the disposition of such Licensed Product, are actually incurred, and are identified separately on a bill, invoice or other appropriate documentation:
1.11.1Credits or allowances actually granted to customers for rejections, returns, prompt payment, volume and other trade discounts, retroactive price reductions or billing corrections;
1.11.2Freight, transport, packing and insurance charges associated with transportation;
1.11.3Taxes (including without limitation sales, value-added or excise taxes, but excluding income taxes), surcharges, tariffs, import/export duties and other governmental charges based on Sales, transportation, delivery, use, production, exportation or importation of Licensed Products when included in the gross invoice price;
1.11.4Normal and customary discounts (including wholesaler’s discounts), rebates and charge backs that are paid, allowed or credited to customers, third-party payers, managed care organizations, healthcare systems, or administrators, as permitted by applicable law; and
1.11.5Rebates and discounts paid, credited or allowed pursuant to applicable law, including Government mandated rebates and discounts.
If a Licensed Product or Combination Product is sold, or otherwise commercially disposed of for value (including, without limitation, disposition in connection with the delivery of other products or services), in a transaction that is not a sale for cash to an independent Third Party, then the gross invoiced price in such transaction shall be deemed to be the gross amount that would have been paid had there been such a sale at the average sale price of such Licensed Product or Combination Product during the applicable royalty reporting period.
1.12“Net Sale” means:
1.12.1except in the instances described in Paragraphs 1.12.2 and 1.12.3 of this Paragraph, the Net Invoice Price;
1.12.2for any Relationship-Influenced Sale of a Licensed Product, Net Sales shall be based only on the Net Invoice Price at which the Relationship-Influenced Sale Purchaser re-Sells such Licensed Product to a Third Party (and the Relationship-Influenced Sale itself shall not be deemed a Sale); and

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1.12.3in those instances where Licensed Product is not Sold, but is otherwise commercially exploited by the Licensee, an Affiliate of the Licensee, or a Sublicensee, the Net Sales for such Licensed Product shall be the Net Invoice Price of such Licensed Product Sold to Third Parties in similar quantities by the Licensee, an Affiliate of the Licensee or a Sublicensee, as applicable.
For a Combination Product, Net Sales shall be calculated, on a country-by-country basis, as:
A/(A+B) x Net Sales, calculated without regard to this formula, of the Licensed Product that is the Combination Product,
Where:
(i)“A” is the total of Net Sales of each Licensed Product contained within or used in the Combination Product when Sold separately; and
(ii)“B” is the total of Net Sales of all Combination Product Components contained within or used in the Combination Product when Sold separately,
Provided, however, that if the Licensed Product is sold separately in finished form in such country but the Combination Product Components in the Combination Product are not sold separately in finished form in such country, Net Sales shall be calculated as C/(C+D) x Net Sales, calculated without regard to this formula, of the Licensed Product that is the Cornbination Product,
Where:
(iii)“C” is the total of Net Sales of each Licensed Product contained within or used in the Combination Product when Sold separately; and
(iv)“D” is the difference between the Nets Sales of the Combination Product and the Net Sales of the Licensed Product when sold separately,
Provided, further, that if the Combination Product Components in the Combination Product are sold separately in finished form in such country but the Licensed Product is not sold separately in finished forrn in such country, Net Sales shall be calculated as 1 - C/(C+D) x Net Sales, calculated without regard to this formula, of the Licensed Product that is the Combination Product.
Where:
(v)“C” is the total of Net Sales of the Combination Product Components contained within or used in the Combination Product when Sold separately; and
(vi)“D” is the difference between the Nets Sales of the Combination Product and the Net Sales of the Combination Product Components when sold separately.
Provided, further, that if neither the Licensed Product nor the Combination Product Components are sold separately in finished form in such country, Net Sales of the Combination Product shall be determined by the Parties in good faith based on the relative fully allocated costs of goods for the Licensed Product and each Combination Product Component, as applicable.
Notwithstanding the foregoing, Net Sales shall not include distribution without consideration of reasonable quantities of Licensed Products to a Third Party for use in any research, testing, clinical trials, or promotional offers, or for humanitarian purposes, including without limitation, expanded access programs or charitable donations.

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1.13“New Developments” means inventions, or claims to inventions, which constitute advancements, developments or improvements, whether or not patentable and whether or not the subject of any patent application, which are not sufficiently supported by the specification of a previously-filed patent or patent application within the Patent Rights to be entitled to the priority date of the previously-filed patent or patent application.
1.14“Patent Prosecution Costs” is defined in Paragraph 20.4.
1.15“Patent Rights” means, to the extent assigned to or otherwise owned by The Regents, all United States and foreign patents and patent applications covering or claiming (i) a Compound or its manufacture or use or any method of identifying or screening for Compounds, including, without limitation, those patents and patent applications that are listed on Exhibit A hereto, which shall be amended from time to time by the parties to include Patent Rights that arc filed or issued in the future. Patent Rights shall further include any reissues, extensions, substitutions, continuations, divisions, provisionals, registrations, renewals, reexaminations, additional patents and any continuation-in-part applications (but only the Valid Claims of the continuation-in-part application that are entirely supported in the specification and entitled to the priority date of the parent application) of any of the foregoing United States or foreign patents and patent applications.
1.16“Product” means any kit, article of manufacture, composition of matter, material, compound, component or product.
1.17“Related Party” means a corporation, firm or other entity with which, or individual with whom, the Licensee or any Sublicensee (or any of its respective stockholders, subsidiaries or Affiliates) have any agreement, understanding or arrangement (for example, but not by way of limitation, an option to purchase stock or other equity interest, or an arrangement involving a division of revenue, profits, discounts, rebates or allowances) unrelated to the Sale or exploitation of the Licensed Products without which such other agreement, understanding or arrangement, the amounts, if any, charged by the Licensee or any Sublicensee to such entity or individual for the Licensed Product, would be higher than the Net Invoice Price actually received, or if such agreement, understanding or arrangement results in the Licensee or any Sublicensee extending to such entity or individual lower prices for such Licensed Product than those charged to others without such agreement, understanding or arrangement buying similar products in similar quantities.
1.18“Relationship-Influenced Sale” means a Sale of a Licensed Product (i) from the Licensee to either an Affiliate of the Licensee, to a Sublicensee or to a Related Party, (ii) from an Affiliate of the Licensee to a Sublicensee or to a Related Party or (iii) from a Sublicensee to an Affiliate or Related Party of the Sublicensee, in each case for resale to a Third Party.
1.19“Relationship-Influenced Sale Purchaser” means the purchaser of Licensed Product in a Relationship-Influenced Sale.
1.20“Sale” means the act of selling, leasing or otherwise transferring, providing, or furnishing for use for any consideration. Correspondingly, “Sell” means to make or cause to be made a Sale and “Sold” means to have made or caused to be made a Sale.
1.21“Sublicensee” means any Third Party (including, if applicable, a Joint Venture) to which any of the license rights granted to the Licensee hereunder are sublicensed.
1.22“Sublicense Fee” is defined in Paragraph 7.1.
1.23“Technical Information” means, to the extent controlled by The Regents, any and all information, know-how, data, research results, writings, inventions, discoveries, whether or not patentable or copyrightable (other than Patent Rights) that relate to any Compounds, including the manufacture, use, development or methods of identifying or screening any Compounds, or to any New Developments.

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1.24“Third Party” means any individual, entity or legal person other than the Regents, the Licensee, and their respective Affiliates.
1.25“Valid Claim” means a claim of a patent or patent application in any country that (i) has not expired; (ii) has not been disclaimed; (iii) has not been cancelled or superseded, or if cancelled or superseded, has been reinstated; and (iv) has not been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country from which no further appeal has or may be taken.
ARTICLE 2.GRANT
2.1Subject to the limitations and other terms and conditions set forth in this Agreement including the license granted to the United States Government described in the Background and in Paragraph 2.3, The Regents grants to the Licensee and its Affiliates a worldwide license under its rights in and to Patent Rights and Technical Information to research, develop, make, have made, use, Sell, offer for Sale and import Licensed Products and to practice Licensed Methods, only in the Field of Use.
2.2Except as otherwise expressly provided for in this Agreement, the license granted under Patent Rights in Paragraph 2.1 is exclusive and the license granted under the Technical Information in Paragraph 2.1 is non-exclusive.
2.3The license granted in Paragraphs 2.1 and 2.2 is subject to the obligations to the United States Government under 35 U.S.C. §§ 200-212 and all applicable governmental implementing regulations, as amended from time to time.
2.4The license granted in Paragraphs 2.1 and 2.2 is limited to methods and products that are used or useful within the Field of Use. For methods and products that have no use within the Field of Use, the Licensee has no license under this Agreement.
2.5Subject to the rights granted to Licensee under this Agreement, the Regents reserves and retains the right (and the rights granted to the Licensee in this Agreement shall be subject to such right) to make and use, and to allow other educational and nonprofit institutions the right to make and use, the subject matter described and claimed in the Patent Rights for educational and research purposes, including publication and other communication of any research results related to such use, subject to Section 31.6 hereof.
2.6Because one or more of the inventions set forth in the Patent Rights may have been made under funding provided by the United States Government, any Licensed Products that embody any such invention and are sold in the United States will be substantially manufactured in the United States unless a waiver of such manufacturing requirement is obtained from the funding agency for the Patent Rights, which waiver The Regents may apply for in cooperation with the Licensee or a Sublicensee if the Licensee or Sublicensee, as applicable, so requests and meets the statutory criteria therefor.
2.7This Agreement will terminate immediately if a claim which includes, in any way, the assertion that any portion of Patent Rights is invalid or unenforceable is filed by the Licensee or an Affiliate of the Licensee, or by any Third Party, including a Sublicensee, at the express written request of the Licensee.
2.8If at any time after the Effective Date the Regents, through the Licensing Officer of the Office of Technology Alliances responsible for the administration of this matter, learn that the Regents have come to own or control any developments, inventions or discoveries that are New Developments or otherwise pertain or relate to Compounds, but are not otherwise included within the Patent Rights and are not covered by any obligations to Third Parties (in each case, a “Covered Invention”), then The Regents will promptly notify the Licensee in writing of the existence and nature of such Covered Inventions in reasonable detail (an -Option Notice”) and, to the extent permitted by law, the Licensee shall thereafter have an exclusive option to negotiate an exclusive license under the Regents’ rights to the Covered Invention(s) within the Field of Use, which option the Licensee may exercise by

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providing written notice to the Regents (the “Exercise Notice”) within […*…] ([…*…]) days after its receipt of the Option Notice. If the Licensee provides The Regents with an Exercise Notice within such […*…] ([…*…]) day period, then the Licensee and The Regents shall thereafter exercise commercially reasonable efforts to negotiate and enter into a definitive agreement governing the terms of the exclusive license to the Covered Inventions within […*…] ([…*…]) days following The Regents’ receipt of the Exercise Notice. The economic terms of any license with respect to any patent rights claiming the Covered Inventions shall he materially similar to the terms of this Agreement (i.e., there shall be no kind of payment obligation under such license in addition to the kinds of payment obligations that are included under this Agreement and the percentages or amounts of payment obligations under such license shall not exceed any corresponding payment obligations under this Agreement). If Licensee fails to contact the Regents within […*…] days after receipt of the Election Notice, or if the parties do not enter into an agreement within […*…] days following the Regents’ receipt of the Election Notice, Licensee shall have no rights in New Developments and the Regents may dispose of those rights in its sole discretion.
2.9Licensee may fully reference, rely on, submit and/or have transferred to it any investigational drug applications (IND) prepared by The Regents and covering Licensed Products and any and all know-how and data relating to the Licensed Product. The Regents agrees to cooperate with any effort by the Licensee to file any regulatory documents including but not limited to a Licensee-sponsored IND covering the Licensed Products and to cooperate in any effort by or on behalf of the Licensee to obtain marketing exclusivity for the Licensed Products.
ARTICLE 3.SUBLICENSES
3.1The Regents also grants to the Licensee the right to sublicense to Third Parties (including to Joint Ventures) the rights granted to the Licensee hereunder, with the right to further sublicense, as long as the Licensee has current rights thereto under this Agreement and provided that the Licensee shall remain responsible for its obligations hereunder notwithstanding the granting of a sublicense. Each Sublicensee must be subject to a written sublicense agreement, which must be consistent with and subject to the terms of this Agreement with respect to the obligations of Sublicensees and the rights of The Regents (and, if applicable, the United States Government and other sponsors). Also, for the avoidance of doubt, the Licensee may extend its rights and obligations hereunder to Affiliates without a sublicense arrangement as set forth in section 2.1, provided that the Licensee shall guarantee the performance and compliance with the terms of this Agreement of any of its Affiliates. The Licensee will notify The Regents of each sublicense granted hereunder and will provide The Regents with a complete copy of each sublicense (along with a summary of the material terms of each such sublicense) and each amendment to such sublicense within […*…] ([…*…]) days of issuance of such sublicense or such amendment (all of which shall constitute the Proprietary Information of the Licensee). Notwithstanding the granting of a sublicense, the Licensee will continue to be obligated to pay to The Regents all fees, payments, royalties and the cash equivalent of any consideration due The Regents hereunder. For clarity, if the Licensee grants a sublicense that contains a provision for payment of royalties by any Sublicensee in an amount that is less than the Sublicensee Royalty required to be paid under Paragraph 7.2 below, then the Licensee will pay to The Regents a total amount equal to the Sublicensee Royalty based on the Sublicensees’ Net Sales as provided for in Paragraph 7.1.2. The Licensee will require Sublicensees to provide it with copies of all progress reports and royalty reports in accordance with the provisions herein and the Licensee will collect and deliver all such reports due The Regents from Sublicensees (all of which shall constitute the Proprietary Information of the Licensee). Licensee will also provide to The Regents a yearly reporting of any further sublicensing of Patent Rights by its Sublicensees, Affiliates and Joint Ventures.
3.2If Licensee licenses patent rights assigned to or otherwise acquired by it (“Licensee’s Patent Rights”), and it believes, in good faith, that the recipient of such license will infringe Patent Rights in practicing the Licensee’s Patent Rights, then the Licensee will not separately grant a license to such recipient under Licensee’s Patent Rights without concurrently granting a sublicense under Patent Rights on the terms required under this Agreement.
3.3Upon any expiration or termination of this Agreement for any reason, all sublicenses shall survive, provided that (a) such Sublicensee is not in breach of the relevant sublicense, (b) such Sublicensee will continue to make all reports and payments due and owing under its sublicense to The Regents, and (c) The Regents will not be bound by any grant of rights broader than or will not be required to perform any obligation other than those rights and obligations contained in this Agreement. Moreover, The Regents will have the sole right to modify each such

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assigned sublicense to include all of the rights of The Regents (and, if applicable, the United States Government and other sponsors) that are contained in this Agreement, including the payment of Earned Royalties directly to The Regents by the Sublicensee as if it were the Licensee at a rate that is no lower than the rate set forth in Article 8 (Earned Royalties and Minimum Annual Royalties) in accordance with Article 4 (Payment Terms).
ARTICLE 4.PAYMENT TERMS
4.1Earned Royalties will accrue, on a country-by-country, and Licensed Product-by - Licensed Product basis, for the duration of the last Valid Claim of Patent Rights (whether or not an issued Valid Claim) in such country that claims such Licensed Product.
4.2The Licensee will pay to The Regents all Earned Royalties, Sublicense Fees and other consideration payable to The Regents quarterly on or before […*…] (for the calendar quarter ending December 31), […*…] (for the calendar quarter ending March 31), […*…] (for the calendar quarter ending June 30) and […*…] (for the calendar quarter ending September 30) of each calendar year. Each payment will be for Earned Royalties, Sublicense Fees and other consideration which has accrued within the Licensee’s most recently completed calendar quarter.
4.3All consideration due The Regents will be payable and will be made in United States dollars by check payable to “The Regents of the University of California” or by wire transfer to an account designated by The Regents. The Licensee is responsible for all bank or other transfer charges. When Licensed Products are Sold for monies other than United States dollars, the Earned Royalties and other consideration will first be determined in the foreign currency of the country in which such Licensed Products were Sold and then converted into equivalent United States dollars. The exchange rate will be the average exchange rate quoted in The Wall Street Journal during the last thirty (30) days of the reporting period. Sublicensee Fees and Earned Royalties on Net Sales of Licensed Products and other consideration accrued in any country outside the United States may not be reduced by any taxes, fees or other charges imposed by the government of such country, except those taxes, fees and charges allowed under the provisions of Paragraph 1.12 (Net Sales) or Section 4.4 below.
4.4In the event that (1) a Sublicensee is required to withhold any tax to the tax or revenue authorities in any country other than the United States from payments to Licensee that constitute royalties on Net Sales of Licensed Product due to the laws of such country and (2) the applicable Sublicense Agreement permits the Sublicensee to deduct such withheld amount from royalties otherwise payable to Licensee (the “Deducted Amount”), then Licensee may deduct a portion of such Deducted Amount from the Sublicensee Royalties to be paid by the Licensee to The Regents hereunder, such Deducted Amount not to exceed […*…]% of Net Sales. The portion of the Deducted Amount that may be deductible by Licensee hereunder shall equal the Deducted Amount times a fraction, the numerator of which is the Deducted Amount and the denominator of which is the amount that would be payable by the Sublicensee to Licensee if the Deducted Amount were not withheld. For purposes of illustration, if the Net Sales of Licensed Products by a Sublicensee equaled $1,000,000 in a calendar quarter pursuant to a Sublicense Agreement with a […*…]% royalty that permitted withholding as set forth above, and the Sublicensee deducted $[…*…] from the $[…*…] otherwise payable to Licensee as royalties (i.e., because the applicable law required 20% withholding), then Licensee would be entitled to deduct $[…*…] from the $[…*…] otherwise payable to The Regents hereunder as Sublicensee Royalties (i.e., […*…]% of the Deducted Amount).
4.5Notwithstanding the provisions of Article 27 (Force Majeure) if at any time legal restrictions prevent the prompt remittance of Earned Royalties or other consideration owed to the Licensee by a Sublicensee, or to The Regents by the Licensee, with respect to any country where a sublicense is issued or a Licensed Product is Sold or otherwise exploited, then the Licensee shall convert the amount owed to The Regents into United States dollars and will pay The Regents directly from another source of funds in order to remit the entire amount owed to The Regents.

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4.6In the event that any patent or claim thereof included within the Patent Rights is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, then all obligation to pay royalties based on that patent or claim or any claim patentably indistinct therefrom will cease as of the date of final decision. The Licensee will not, however, be relieved from paying any royalties that accrued before such final decision and the Licensee shall be obligated to pay the full amount of royalties due hereunder to the extent that The Regents licenses one or more Valid Claims within the Patent Rights to the Licensee with respect to Licensed Products or to the extent that Licensed Products are based on Technology Rights.
4.7No Earned Royalties will be collected or paid hereunder to The Regents on Licensed Products Sold to, or otherwise exploited for, the account of the United States Government as provided for in the license to the United States Government. The Licensee and its Sublicensees will reduce the amount charged for Licensed Products Sold to, or otherwise exploited by, the United States Government by an amount equal to the Earned Royalty for such Licensed Products otherwise due The Regents. Such reduction in Earned Royalties will be in addition to any other reductions in price required by the United States Government.
4.8In the event that royalties, fees, reimbursements for Patent Prosecution Costs or other monies owed to The Regents are not received by The Regents when due, the Licensee will pay to The Regents simple interest on an annual basis at the Prime Rate as reported by Bank of America (or its successor entity) plus […*…] percent (PA). Such interest will be calculated from the date payment was due until actually received by The Regents. Such accrual of interest will be in addition to and not in lieu of, enforcement of any other rights of The Regents due to such late payment.
ARTICLE 5.LICENSE ISSUE FEE
The Licensee will pay to The Regents a License Issue Fee of […*…] ($[…*…]) dollars within […*…] ([…*…]) days of the Effective Date. This fee is non-refundable, non-cancelable and is not an advance or otherwise creditable against any royalties or other payments required to be paid under the terms of this Agreement.
ARTICLE 6.LICENSE MAINTENANCE FEE
The Licensee will also pay to The Regents a License Maintenance Fee of […*…] dollars ($[…*…]) beginning on the […*…] anniversary of the Effective Date and continuing annually on each subsequent anniversary of the Effective Date. The License Maintenance Fee is not due on any anniversary of the Effective Date if on that date, the Licensee is Selling or otherwise exploiting Licensed Products and is paying an Earned Royalty to The Regents on the Net Sales of such Licensed Product. The License Maintenance Fee is non-refundable and is not an advance or otherwise creditable against any royalties or other payments required to be paid under the terms of this Agreement.
ARTICLE 7.PAYMENTS ON SUBLICENSES
7.1The Licensee will pay to The Regents the following non-refundable and non-creditable sublicense fees (“Sublicense Fees”):
7.1.1[…*…] percent ([…*…]%) of Attributed Income from Sublicense Agreements executed prior to dosing of 1st patient in Phase I clinical study of a Licensed Product and […*…]% of Attributed Income from Sublicense Agreements executed after dosing of 1st patient in Phase I clinical trial of a Licensed Product; and
7.1.2[…*…] percent ([…*…]%) of Net Sales of each Licensed Product Sold by a Sublicensee or its Affiliates (“Sublicensee Royalties”).
ARTICLE 8.ROYALTIES AND MINIMUM ANNUAL ROYALTIES
8.1The Licensee will also pay to The Regents […*…] percent ([…*…]%) of Net Sales of Licensed Product Sold by the Licensee or any of its Affiliates (“Royalties”).

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8.2In the event it becomes necessary for the Licensee or a Sublicensee to license patent rights owned by a Third Party to make, use or Sell Licensed Products, then the Licensee or Sublicensee shall have the right to obtain a license from such Third Party and the Licensee shall have the right to credit […*…] percent ([…*…]%) of any payment made to such Third Party under such license against up to […*…] percent ([…*…]%) of the amounts payable to The Regents under Paragraphs 7.1.2 or 8.1 above on a going-forward basis. Any credit pursuant to this Paragraph shall be available to the Licensee with respect to the full royalty payable pursuant to Paragraphs 7.1.2 and 8.1, but no such credit shall be available with respect to any Combination Product if the Third Party license is necessary solely because of a Combination Product Component that is not a Licensed Product. In addition, any credit that the Licensee is unable to use in full within the particular royalty reporting period in which such credit is earned may be rolled forward from one royalty reporting period to the next.
8.3The Licensee will also pay to The Regents a minimum annual royalty of […*…] dollars ($[…*…]) until the expiration or abandonment of the last Valid Claim within the Patent Rights, beginning with the year of the first Sale of Licensed Product. The minimum annual royalty will be paid to The Regents by […*…] of each year and will be credited against the Earned Royalty due for the calendar year in which the minimum payment was made.
ARTICLE 9.MILESTONE PAYMENTS
9.1With respect to the first Licensed Product to achieve the following milestones, the Licensee will pay to The Regents the following non-refundable, non-creditable amounts
9.1.1[…*…] dollars ($[…*…]) upon dosing of the 1st patient in the first Licensee sponsored Phase II clinical trial in the United States, or a foreign equivalent;
9.1.2[…*…] dollars ($[…*…]) upon dosing of the 1st patient in the first Licensee sponsored Phase III clinical trial in the United States, or a foreign equivalent; and
9.1.3[…*…] dollars ($[…*…]) upon Regulatory Approval in the United States, or a foreign equivalent.
9.2For the avoidance of doubt, each of the milestone payments set forth in Paragraphs 9.1.1 through 9.1.3 will be payable only with respect to the first Licensed Product that achieves the applicable milestone. Furthermore, each such milestone payment will be payable by the Licensee regardless of whether the applicable milestone event has been achieved by the Licensee or any Affiliate or Sublicensee; provided that any payments that Licensee receives from a Sublicensee in connection with the achievement of any such milestone shall not be considered Attributed Income.
9.3All milestone payments are due to The Regents within […*…] ([…*…]) days of the occurrence of the applicable milestone event.
ARTICLE 10.DUE DILIGENCE
10.1The Licensee will (either itself or through its Affiliates or Sublicensees) use diligent and commercially reasonable efforts to develop, manufacture and Sell at least one Licensed Product and to market the same after obtaining necessary regulatory approvals in quantities sufficient to meet the market demands therefor.
10.2The Licensee or its Affiliates will, or will require that its Sublicensees will, obtain all necessary governmental approvals in each country prior to the manufacture, use, Sale, offer for Sale or importation of a Licensed Product in such country.
10.3The Licensee, its Affiliates or Sublicensees will, or will cause a Third Party to:

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10.3.1complete a Phase I clinical trial for a Licensed Product in the United States or foreign equivalent within […*…] ([…*…]) years of the Effective Date;
10.3.2submit an application for regulatory approval covering a Licensed Product in the United States or foreign equivalent within […*…] ([…*…]) year(s) from the Effective Date;
10.3.3market a Licensed Product in the United States within […*…] ([…*…]) months of receiving approval of such Licensed Product in the United States,
10.4The Regents shall consider in good faith any requested revisions to the milestones listed above, or the extension of the designated time periods above whenever requested in writing by the Licensee and supported by a reasonable basis for granting such revisions, including but not limited to, delay in obtaining financing, technical difficulties or delays in clinical studies or regulatory processes that the parties could not have reasonably avoided or expected. If the Licensee is unable to perform any of the above provisions, as they may be revised or extended, then, subject to Section 10.5 below, The Regents has the right and option to either terminate this Agreement or reduce the exclusive license granted to the Licensee to a nonexclusive license in accordance with Paragraph 10.6 below. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (Grant).
10.5The Licensee may pay The Regents, within […*…] ([…*…]) days of the time periods designated in Section 10.3 above, […*…] Dollars ($[…*…]) in lieu of satisfying the applicable milestone within the designated time period. Upon such payment, the time period for Licensee’s performance of such milestone shall be extended for one year, and The Regents shall not have the right, during said one year period, to terminate or convert the license under this Agreement to non-exclusive as provided in Section 10.5. If, however, the Licensee, its Affiliates or Sublicensees shall have failed to meet such milestone by the end of said one year period, The Regents shall have the rights set forth in Section 10.4 and 10.6.
10.6To exercise either the right to terminate this Agreement or to reduce the exclusive license granted to the Licensee to a non-exclusive license for lack of diligence required in this Article 10 (Due Diligence), The Regents will give the Licensee written notice of the deficiency. The Licensee thereafter has […*…] ([…*…]) days to cure the deficiency. If The Regents has not received written tangible evidence satisfactory to The Regents that the deficiency has been cured by the end of the […*…] ([…*…])-day period, then The Regents may, at its option, terminate this Agreement immediately without the obligation to provide […*…] ([…*…]) days’ notice as set forth in Article 14 (Termination by The Regents) or reduce the exclusive license granted to the Licensee to a non-exclusive license by giving written notice to the Licensee.
ARTICLE 11.PROGRESS AND ROYALTY REPORTS
11.1Beginning on the […*…] anniversary of the Effective Date, and annually thereafter, the Licensee will submit to The Regents a written progress report as described in Paragraph 11.2 below covering the Licensee’s (and any Affiliates’ or Sublicensee’) activities related to the development and testing of all Licensed Products and related to the obtaining of the governmental approvals necessary for marketing and the activities required and undertaken in order to meet the diligence requirements set forth in Article 10 (Due Diligence). Progress reports are required for each Licensed Product until the first Sale or other exploitation of that Licensed Product occurs in the United States and shall be again required if Sales of such Licensed Product are suspended or discontinued.
11.2Progress reports submitted under Paragraph 11.1 shall include, but are not limited to, a reasonably detailed summary of the following topics so that The Regents will be able to determine the progress of the development of Licensed Products and will also be able to determine whether or not the Licensee has met its diligence obligations set forth in Article 10 (Due Diligence) above:
11.2.1summary of work completed as of the submission date of the progress report;
11.2.2summary of work in progress as of the submission date of the progress report;

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11.2.3current schedule of anticipated events and milestones, including those event and milestones specified in Article 10 (Due Diligence);
11.2.4market plans for introduction of Licensed Products including the anticipated and actual market introduction dates of each Licensed Product; and
11.2.5Sublicensees’ activities relating to the above items, if there are any Sublicensees.
11.3If the Licensee fails to submit a timely progress report to The Regents, then The Regents will be entitled to terminate this Agreement in accordance with Paragraph 14. If either party terminates this Agreement before any Licensed Products are Sold or before this Agreement’s expiration, then a final progress report covering the period prior to termination must be submitted within […*…] ([…*…]) days of termination or expiration.
11.4The Licensee has a continuing responsibility to keep The Regents informed of the business entity status (small business entity status or large business entity status as defined by the United States Patent and Trademark Office) of itself, any Affiliates, or, to its knowledge, Sublicensees. The Licensee will notify The Regents of any change of its status or that of any Affiliate, or, to its knowledge, of any Sublicensee, within […*…] ([…*…]) days of the change in status.
11.5The Licensee will report to The Regents the date of first Sale or other exploitation of a Licensed Product in each country in its first progress and royalty reports following such first Sale of a Licensed Product.
11.6Beginning with the earlier of (i) the first Sale or other exploitation of a Licensed Product or (ii) the first transaction that results in Sublicense Fees accruing to The Regents, the Licensee will make quarterly royalty and Sublicensee Fee reports to The Regents on or before each […*…] (for the quarter ending December 31), […*…] (for the quarter ending March 31), […*…] (for the quarter ending June 30) and […*…] (for the quarter ending September 30) of each year. Each royalty and Sublicensee Fee report will cover Licensee’s most recently completed calendar quarter and will, at a minimum, show:
11.6.1the gross invoice prices and Net Sales of Licensed Products Sold or otherwise exploited (itemizing the applicable gross proceeds and any deductions therefrom), and any Attributed Income (itemizing the applicable gross proceeds and any deductions therefrom) due to the Licensee;
11.6.2the quantity of each type of Licensed Product Sold or otherwise exploited;
11.6.3the country in which each Licensed Product was made, used or Sold or otherwise exploited;
11.6.4the Earned Royalties, in United States dollars, payable with respect to Net Sales;
11.6.5the Sublicense Fees, in United States dollars, payable with respect to Attributed Income;
11.6.6the method used to calculate the Eamed Royalty, specifying all deductions taken and the dollar amount °leach such deduction;
11.6.7the exchange rates used, if any;
11.6.8the amount of the cash and the amount of the cash equivalent of any non-cash consideration including the method used to calculate the non-cash consideration;
11.6.9for each Licensed Product, the specific Patent Rights identified by UC Case Number and Technology Rights exercised by the Licensee or any Affiliate, Joint Venture or Sublicensee in the course of making, using, selling, offering for Sale or importing such Licensed Product; and

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11.6.10any other information reasonably necessary to confirm Licensee’s calculation of its financial obligations hereunder.
11.7If no Sales of Licensed Products have been made and no Licensed Products have been otherwise exploited and no Attributed Income is due to the Licensee during any reporting period, then a statement to this effect must be provided by the Licensee in the immediately subsequent royalty and Sublicense Fee report.
ARTICLE 12.BOOKS AND RECORDS
12.1The Licensee will keep accurate books and records regarding all Licensed Products that are being Sold, offered for Sale, imported, or otherwise exploited; all Net Sales, all Attributed Income, and other amounts payable hereunder; and all sublicenses granted under the terms of this Agreement. Such books and records will be preserved for at least […*…] ([…*…]) years after the date of the payment to which they pertain and, upon the written request of The Regents, the Licensee shall permit a recognized national independent public accounting firm selected by The Regents and acceptable to the Licensee, to have access to such books and records during normal business hours to determine the accuracy of the royalty reports and payments set forth in Section 11.6 in respect of any fiscal year not more than […*…] ([…*…]) years prior to such examination; provided, however, that any such examination may not occur more than once during each fiscal year of the Licensee and may not be for a fiscal year that has already been examined.
12.2The Regents shall pay the fees and expenses of any such examination, provided, however, that if a deficiency in aggregate payments of more than […*…] percent ([…*…] %) of the total royalties due for any year is discovered in any examination, then the Licensee shall bear the fees and expenses of such examination. Additionally, if such examination reveals any underpayment in the aggregate amounts due for such year, then Licensee shall remit such underpayment to The Regents within […*…] ([…*…]) days of the examination results and if such examination reveals any overpayment in the aggregate amounts due for such year, then The Regents shall remit such overpayment to the Licensee within […*…] ([…*…]) days of the examination results. As a condition to such examination, the independent public accounting firm selected shall execute a written agreement, reasonably satisfactory in form and substance to the Licensee, to maintain in confidence all information obtained during the course of any such examination except for disclosure to The Regents as necessary for the above purpose.
ARTICLE 13.LIFE OF THE AGREEMENT
13.1Unless otherwise terminated as provided for in this Agreement, this Agreement will remain in effect on a country-by-country basis from the Effective Date until the expiration or abandonment of the last Valid Claim of the Patent Rights licensed hereunder, after which the Licensee shall have a fully paid up, royalty free, world wide right and license to make, have made, use, sell, offer for sale and import Licensed Products for any use or purpose.
13.2This Agreement will automatically terminate without the obligation to provide […*…] days’ notice as set forth in Article 14 (Termination By The Regents) upon the filing of a petition for relief under the United States Bankruptcy Code by or against the Licensee as a debtor or alleged debtor.

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Article 1	Definitions

Paragraph 3.3	Survival of Sublicenses

Paragraph 4.8	Late Payments

Article 5	License Issue Fee

Article 12	Books and Records

Article 13	Life of the Agreement

Article 16	Disposition of Licensed Products on Hand Upon Termination or Expiration

Article 17	Use of Names and Trademarks

Article 18	Limited Warranty

Article 19	Limitation of Liability

Article 23	Indemnification

Article 24	Notices

Article 28	Governing Laws; Venue; Attorneys Fees

Article 31	Confidentiality

13.3The rights and obligations set forth in the following Articles and Paragraphs shall survive any termination, but not the expiration, of this Agreement:

13.4The termination or expiration of this Agreement will not relieve the Licensee of its obligation to pay any fees, royalties or other payments owed to The Regents at the time of such termination or expiration and will not impair any right of The Regents to receive any such payments then owed, including the right to receive Earned Royalties in accordance with Articles 7 (Payments on Sublicenses), 8 (Earned Royalties and Minimum Annual Royalties) and 16 (Disposition of Licensed Products Upon Termination or Expiration).
ARTICLE 14.TERMINATION BY THE REGENTS
If the Licensee materially fails to perform or violates any material term of this Agreement, then The Regents may give written notice of such default (“Notice of Default”) to the Licensee. If the Licensee fails to repair such default within […*…] ([…*…]) days after the effective date of such notice, then The Regents will have the right to immediately terminate this Agreement and its licenses by providing a written notice of termination (“Notice of Termination”) to the Licensee.
ARTICLE 15.TERMINATION BY LICENSEE
The Licensee has the right at any time to terminate this Agreement by providing a Notice of Termination to The Regents. Moreover, the Licensee will be entitled to terminate the rights under one or more Patent Rights on a country-by-country basis by giving notice in writing to The Regents. Termination of this Agreement (but not termination of any patents or patent applications under Patent Rights, which termination is subject to Paragraph 20.6) will be effective […*…] ([…*…]) days from the effective date of such notice.

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ARTICLE 16.USE OF NAMES AND TRADEMARKS
Nothing contained in this Agreement will be construed as conferring any right to either party to use in advertising, publicity or other promotional activities any name, trade name. trademark or other designation of the other party (including a contraction, abbreviation or simulation of any of the foregoing). Without the Licensee’s consent case-by-case, The Regents may list Licensee’s name as a licensee of technology from The Regents without further identifying the technology. Unless required by law or unless consented to in writing by Executive Director, Office of Technology Transfer of The Regents, the use by the Licensee of the name “The Regents of the University of California” or the name of any campus of the University of California in advertising, publicity or other promotional activities is expressly prohibited. Notwithstanding the foregoing, Licensee may refer to any Licensed Method or Licensed Product as patent pending, with or without an identification of any application or registration numbers assigned to a Patent Right, at any time where Patent Rights exist in the nation where the advertising, publicity or other promotional activities is published.
ARTICLE 17.LIMITED WARRANTY
17.1The Regents represents and warrants to the Licensee as of the Effective Date that:
17.1.1It has the lawful right to grant the rights and licenses under this Agreement.
17.2Except as expressly set forth in this Agreement, this license and the associated Invention, Patent Rights, and Licensed Products are provided by The Regents WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED. THE REGENTS MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT THE INVENTION, PATENT RIGHTS, OR LICENSED PRODUCTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS.
17.3Except as otherwise expressly set forth in this Agreement, this Agreement does not:
(a)express or imply a warranty or representation as to the validity, enforceability, or scope of any Patent Rights or Technology Rights; or
(b)express or imply a warranty or representation that anything made, used, Sold, offered for Sale or imported or otherwise exploited under any license granted in this Agreement is or will be free from infringement of patents, copyrights, or other rights of third parties; or
(c)obligate The Regents to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 22 (Patent Infringement); or
(d)confer by implication, estoppel or otherwise any license or rights under any patents or other rights of The Regents other than Patent Rights, regardless of whether such patents are dominant or subordinate to Patent Rights; or
(e)obligate The Regents to furnish any New Developments, know-how, technology or information not provided in Patent Rights or Technology Rights; or
(f)obligate The Regents to update the technology in Patent Rights.

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ARTICLE 18.LIMITATION OF LIABILITY
EXCEPT AS SET FORTH IN SECTION 23 (INDEMNIFICATION), NEITHER PARTY WILL BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER SPECIAL DAMAGES SUFFERED BY THE OTHER PARTY, SUBLICENSEES, JOINT VENTURES OR AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF THE REGENTS, OR THE LICENSEE, AS THE CASE MAY BE, HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
ARTICLE 19.PATENT PROSECUTION AND MAINTENANCE
19.1As long as the Licensee has paid Patent Prosecution Costs as provided for in this Article 20 (Patent Prosecution and Maintenance), The Regents will diligently prosecute and maintain the United States and foreign patents comprising the Patent Rights using counsel of its choice, provided that The Regents agrees to use initially Licensee’s existing patent counsel at the law firm of Amin, Talati. The Regents will consult with Licensee before retaining any substitute counsel for the maintenance and prosecution of the Patent Rights and will make reasonable efforts to take Licensee’s input into account with respect to such retention. Subject to the terms hereof, the Licensee acknowledges that the Regents’ counsel will take instructions only from The Regents. The Regents will provide the Licensee with copies of all relevant documentation and correspondence, or drafts thereof, pertaining to the filing, prosecution, or maintenance of all Patent Rights, including but not limited to each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent issuing from such application to the Licensee as follows: Documents and correspondence received from any patent office, and counsel’s analysis thereof, shall be provided promptly after receipt. For a document to be filed in any patent office, or correspondence to be sent to any patent office, the Regents will make best efforts to provide a draft of such document sufficiently prior to its filing, to allow for review and comment by the Licensee. Without limiting the foregoing, with respect to any patent application included in Patent Rights, The Regents will make best efforts to consult with the Licensee at least […*…] ([…*…]) days in advance of any deadline for foreign filings. The Licensee agrees to keep this documentation confidential as provided for in Article 31 (Confidentiality), The Regents will make commercially reasonable efforts to consider and accept all reasonable comments and suggestions provided by the Licensee with respect to such documentation as well as the overall patent strategy related to the Patent Rights. Notwithstanding the foregoing, if Licensee has not commented upon such documentation in a reasonable time for the Regents to sufficiently consider the Licensee’s comments prior to a deadline with the relevant government patent office, or the Regents must act to preserve the Patent Rights, the Regents will be free to respond without consideration of the Licensee’s comments, if any.
19.2The Regents shall use reasonable efforts to amend any patent application to include claims reasonably requested by the Licensee.
19.3The Licensee will apply for an extension of the term of any patent included within the Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this Law. The Licensee shall prepare all documents and The Regents agrees to execute the documents and to take additional action as the Licensee reasonably requests in connection therewith. Licensee shall be liable for all costs relating to such application.
19.4The Licensee will bear the costs of preparing, filing, prosecuting and maintaining all United States and foreign patent applications contemplated by this Agreement (“Patent Prosecution Costs”), Patent Prosecution Costs billed by The Regents’ counsel will be rebilled to the Licensee and are due within […*…] ([…*…]) days of rebilling by The Regents. These Patent Prosecution Costs will include, without limitation, patent prosecution costs for the Invention incurred by The Regents prior to the execution of this Agreement and any patent prosecution costs that may be incurred for patentability opinions, re-examination, re-issue, interferences, oppositions or inventorship determinations.

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19.5The Licensee may request that The Regents obtain Patent Rights in foreign countries, if available and if it so desires. The Licensee will notify The Regents of its decision to obtain or maintain foreign patents not less than […*…] ([…*…]) days prior to the deadline for any payment, filing or action to be taken in connection therewith. This notice concerning foreign filing must be in writing, must identify the countries desired and must reaffirm the Licensee’s obligation to pay the Patent Prosecution Costs thereof. So long as Licensee complies with its obligations hereunder, The Regents shall make reasonable efforts to comply with any written notice by Licensee under this Section 20.5. The absence of such a notice from the Licensee to The Regents will be considered an election not to obtain or maintain foreign Patent Rights.
19.6The Licensee will be obligated to pay any Patent Prosecution Costs incurred during the […*…] ([…*…])-month period after receipt by either party of a Notice of Termination, even if the invoices for such Patent Prosecution Costs arc received by the Licensee after the end of the […*…] ([…*…])-month period following receipt of a Notice of Termination. The Licensee may terminate its obligation to pay Patent Prosecution Costs with respect to any given patent application or patent under Patent Rights in any or all designated countries upon […*…] ([…*…])- months’ written notice to The Regents. The Regents may continue prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense, provided, however, that the Licensee will have no further right or licenses thereunder. Non-payment of Patent Prosecution Costs may be deemed by The Regents as an election by the Licensee not to maintain such application(s) or patent(s).
19.7The Regents may tile, prosecute or maintain patent applications or patents that constitute Patent Rights at its own expense in any country in which the Licensee has not requested the Regents to file, prosecute or maintain patent applications or patents in accordance with this Article 20 (Patent Prosecution and Maintenance) and those applications, resultant patents and patents will not be subject to this Agreement. However, if the Licensee agrees to pay the Patent Prosecution Costs for such Patent Rights at any time, then they shall remain or become subject to this Agreement.
19.8The Regents shall direct its patent counsel, within […*…] ([…*…]) days following the last day of each calendar quarter, to provide to the Licensee at Licensee’s sole expense a status report of all activity relating to the prosecution and maintenance of Patent Rights, including the status of all current patent applications included in Patent Rights. The Regents shall allow the Licensee, at the Licensee’s reasonable request and at Licensee’s sole expense, to have access to any copies of all patent prosecution documents for all Patent Rights made by or on behalf of The Regents. Without limiting the foregoing, the Licensee shall be entitled to keep a complete set of such materials. Further, The Regents agrees that because of the license and rights granted to the Licensee hereunder that The Regents shall direct its counsel responsible for patent and copyright applications and Filings to make their files available to the Licensee upon reasonable request by the Licensee, to the extent consistent with the attorney-client privilege. The Licensee may at its sole expense provide copies of those filings, documents related to those findings and other relevant information to separate counsel of its choice.
19.9For the avoidance of doubt, and so long as Licensee complies with its obligations hereunder, the Regents may not discontinue the prosecution or maintenance of any of the Patent Rights without the express prior written consent of the Licensee.
ARTICLE 20.PATENT MARKING
The Licensee will mark all Licensed Products made, used or Sold under the terms of this Agreement or their containers in accordance with the applicable patent marking laws.
ARTICLE 21.PATENT INFRINGEMENT
21.1In the event that The Regents (to the extent of the actual knowledge of the licensing professional responsible for the administration of this Agreement) or the Licensee learns of infringement of any patent licensed under this Agreement, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the “Infringement Notice”). During the period in which, and in the jurisdiction where, the Licensee has exclusive rights under this Agreement, neither The Regents

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nor the Licensee will, during a period of […*…] ([…*…]) days after an Infringement Notice, notify a possible infringer of infringement or put such infringer on notice of the existence of any Patent Rights without first obtaining consent of the other. If either Party puts such infringer on notice of the existence of any Patent Rights with respect to such infringement without first obtaining the written consent of the other Party during such […*…] ([…*…]) day period, and if a declaratory judgment action is filed by such infringer against The Regents, then the Party that put such infringer on notice shall lose its right to initiate a suit against such infringer for infringement under Paragraph 22.2 or 22.3 below, as applicable, immediately without the obligation of notice. Both The Regents and the Licensee will use their diligent efforts to cooperate with each other and to terminate such infringement without litigation if reasonably possible unless otherwise agreed to in writing by the Regents and the Licensee. In the event that the infringement involves rights under 35 U.S.C. §154 as relating to a Valid Claim which is not an issued Valid Claim, the Regents and Licensee shall cooperate in issuing the proper notice of such rights to the infringer.
21.2If infringing activity by the infringer has not been abated within […*…] ([…*…]) days following the date the Infringement Notice takes effect, then the Licensee may commence and control a suit for patent infringement against the infringer and control a defense against a declaratory judgment action. To the extent required by law (i.e. in order for the Licensee to have standing in a court of competent jurisdiction), The Regents agree to be joined as a party to an action under this Section 22.1 if the Licensee so requests and if approved by the UC Board of Regents; provided that the Licensee agrees to reimburse The Regents for any and all expenses of litigation (including attorneys’ fees) incurred by The Regents in connection with such action. Additionally, the Regents may voluntarily join such suit at its own expense, but may not otherwise confluence suit against the infringer for the acts of infringement that are the subject of the Licensee’s suit or any judgment rendered in that suit. The Licensee may not join The Regents as a party in a suit initiated by the Licensee without the Regents’ prior written consent, such consent subject to the approval of the UC Board of Regents. If, in a suit initiated by the Licensee, The Regents is involuntarily joined other than by the Licensee, then the Licensee will pay any costs incurred by The Regents arising out of such suit, including but not limited to, any legal fees of counsel that The Regents selects and retains to represent it in the suit.
21.3If, within […*…] ([…*…]) days following the date the Infringement Notice takes effect, infringing activity by the infringer has not been abated and if the Licensee has not brought suit against the infringer, then The Regents may institute suit for patent infringement against the infringer at its sole cost and expense. If The Regents institutes such suit, then the Licensee may not join such suit without The Regents’ consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of The Regents’ suit or any judgment rendered in that suit. The Regents may not join the Licensee as a party in a suit initiated by The Regents without the Licensee’s prior written consent.
21.4Notwithstanding anything to the contrary in this Agreement, in the event that the infringement or potential infringement pertains to an issued patent included within the Patent Rights and written notice is given under the Drug Price Competition and Patent Term Restoration Act of 1984 (and/or foreign counterparts of this Law), then the party in receipt of such notice under the Act (in the case of The Regents to the extent of the actual knowledge of the licensing officer responsible for the administration of this Agreement) shall provide the Infringement Notice to the other party promptly. If the time period is such that the Licensee will lose the right to pursue legal remedy for infringement by not notifying a third party or by not filing suit, the notification period and the time period to file suit will be accelerated to within […*…] ([…*…]) days of the date of such notice under the Act to either party.

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21.5Any recovery or settlement received in connection with any suit will first be shared by The Regents and the Licensee equally to cover any litigation costs each incurred and next shall be paid to The Regents or the Licensee to cover any litigation costs it incurred in excess of the litigation costs of the other. In any suit initiated by the Licensee, any recovery in excess of litigation costs will be shared between Licensee and The Regents as follows: (1) for any recovery other than amounts paid for willful infringement, the Regents will receive […*…] % of the recovery; (2) for any recovery for willful infringement, the Licensee shall receive […*…] ([…*…] %) of the recovery and the Regents will receive […*…] percent ([…*…] %) of the recovery. In any suit initiated by The Regents, for recover amount other than amounts paid for willful infringement, Licensee shall receive […*…] percent ([…*…] %) of any recovery in excess of litigation costs; (2) for any recovery for willful infringement, the Licensee shall receive […*…] ([…*…] %) of the recovery and the Regents will receive […*…] percent ([…*…] %) of the recovery will belong to the Regents. The Regents and the Licensee agree to be bound by all determinations of patent infringement, validity and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Article 22 (Patent Infringement).
21.6Any agreement made by the Licensee for purposes of settling litigation or other dispute shall comply with the requirements of Article 3 (Sublicenses) of this Agreement.
21.7Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties).
21.8Any litigation proceedings will be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice in any suit brought by the Licensee.
ARTICLE 22.INDEMNIFICATION
22.1The Licensee will indemnify, hold harmless and defend The Regents, the sponsors of the research that led to the Invention, and the inventors of any invention claimed in patents or patent applications under Patent Rights (including the Licensed Products and Licensed Methods contemplated hereunder) and their employers and their trustees, officers, employees and agents (the “Indemnitees”), against any and all claims, suits, losses, damages, costs, fees and expenses incurred by or imposed upon any of them in connection with any claim or suit resulting from, or arising out of, any theory of product liability (including actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold by or on behalf of the Licensee pursuant to any right or license granted under this Agreement; provided, however, that the foregoing indemnification shall not apply to any losses, damages, costs, fees and expenses to the extent attributable to the gross negligence, reckless misconduct, violation of law or intentional misconduct of the Indemnitees. The Licensee shall control any such action with legal counsel of its choosing, provided, however, that if The Regents, in its reasonable sole discretion, determines that there will he a conflict of interest or it will not otherwise be adequately represented by counsel chosen by the Licensee to defend The Regents in accordance with this Paragraph 23.1, then The Regents may retain one counsel of its choice to represent it and the Licensee will pay all expenses for such representation.

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22.2The Licensee, at its sole cost and expense, will insure its activities in connection with any work performed hereunder upon commencement of clinical trials and continuing through commercialization of any Licensed Product and will obtain, keep in force, and maintain the following insurance:
22.2.1Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

Each Occurrence	$[…*…]
Products/Completed Operations Aggregate	$[…*…]
Personal and Advertising Injury	$[…*…]
General Aggregate (commercial form only)	$[…*…]

22.2.2Worker’s Compensation as legally required in the jurisdiction in which the Licensee is doing business.
22.3The coverage and limits referred to in Paragraph 23.2.1 and 23.2.2 above will not in any way limit the liability of the Licensee under this Article 23 (Indemnification). Prior to initiation of any clinical trials of a Licensed Product, the Licensee will furnish The Regents with certificates of insurance evidencing compliance with all requirements. Such certificates will:
•Provide for […*…] ([…*…]) days’ […*…] ([…*…]) days for non-payment of premium) advance written notice to The Regents of any cancellation of insurance coverage; the Licensee will promptly notify The Regents of any material modification of the insurance coverage;
•Indicate that The Regents has been endorsed as an additional insured under the coverage described above in Paragraph 24.2.1; and
•Include a provision that the coverage will be primary and will not participate with, nor will be excess over, any valid and collectable insurance or program of self-insurance maintained by The Regents.
22.4The Regents will promptly notify the Licensee in writing of any claim or suit brought against The Regents for which The Regents intends to invoke the provisions of this Article 23 (Indemnification). The Licensee will keep The Regents informed of its defense of any claims pursuant to this Article 23 (Indemnification).
ARTICLE 23.NOTICES
23.1Any notice or payment required to be given to either party under this Agreement will be in writing and will be deemed to have been properly given and to be effective as of the date specified below if delivered to the respective address given below or to another address as designated by written notice given to the other party:
23.1.1on the date of delivery if delivered in person;
23.1.2on the date of mailing if mailed by first-class certified mail, postage paid; or
23.1.3on the date of mailing if mailed by any global express carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice or payment.

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In the case of Licensee:	ChromaDex, Inc., 10005 Muirlands Blvd, Suite G Irvine, CA 102618 United States of America. Attention:

In the case of The Regents:
The Regents of the University of California
Innovation Alliances and Services
1111 Franklin Street, 5th Floor
Oakland, CA 94607-5200
Attention: Executive Director
Research Administration and Technology Transfer
RE: UC Case No. 2011-432

With a copy to:	Ronnie Hanecak Assistant Vice Chancellor Research and Technology Alliances Office of Technology Alliances 5171 California Avenue, Suite 150 Irvine, CA 92697-7700 RE: UC Case 2011-432
ARTICLE 24.ASSIGNABILITY
The Licensee may not assign or transfer this Agreement without the Regents’ prior written consent; provided, however, that the Licensee may, without such consent, assign all of its rights and obligations under this Agreement in connection with a merger or consolidation of the Licensee with a Third Party, or the sale of substantially all of the Licensee’s assets to which this Agreement relates to a Third Party. In the event of any assignment permitted hereunder, such assignee or successor in interest shall assume all of the transferring Party’s rights and obligations under this Agreement; accordingly, all references herein to such Party shall thereafter be deemed references to the assignee to whom the Agreement is so assigned. Any purported assignment in violation of this Paragraph 25 shall be void.. This Agreement is binding upon and will inure to the benefit of The Regents, its successors and assigns.
ARTICLE 25.WAIVER
No waiver by either party of any breach or default of any of the agreements contained herein will be deemed a waiver as to any subsequent and/or similar breach or default. No waiver will be valid or binding upon the parties unless made in writing and signed by a duly authorized officer of each party.
ARTICLE 26.FORCE MAJEURE
26.1Except for the Licensee’s obligation to make any payments to The Regents hereunder, the parties shall not be responsible for any failure to perform due to the occurrence of any events beyond their reasonable control which render their performance impossible or onerous, including, but not limited to: accidents (environmental, toxic spill, etc.); acts of God; biological or nuclear incidents; casualties; earthquakes; fires; floods; governmental acts; orders or restrictions; inability to obtain suitable and sufficient labor, transportation, fuel and materials; local, national or state emergency; power failure and power outages; acts of terrorism; strike; and war.
26.2Either party to this Agreement, however, will have the right to terminate this Agreement upon […*…] ([…*…]) days’ prior written notice if either party is unable to fulfill its obligations under this Agreement due to any of the causes specified in Paragraph 27.1 for a period of […*…] ([…*…]) […*…].

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ARTICLE 27.GOVERNING LAWS; VENUE; ATTORNEYS’ FEES
27.1THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, excluding any choice of law rules that would direct the application of the laws of another jurisdiction and without regard to which party drafted particular provisions of this Agreement, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of such patent or patent application.
27.2Any legal action brought by the parties hereto relating to this Agreement may be brought and conducted in any court of competent jurisdiction in the state of California.
27.3The prevailing, party in any suit related to this Agreement will be entitled to recover its reasonable attorneys’ fees in addition to its costs and necessary disbursements.
ARTICLE 28.GOVERNMENT APPROVAL OR REGISTRATION
If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Licensee will assume all legal obligations to do so. The Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. The Licensee will make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.
ARTICLE 29.COMPLIANCE WITH LAWS
The Licensee shall comply with all applicable international, national, state, regional and local laws and regulations in performing its obligations hereunder and in its use, manufacture. Sale or import of the Licensed Products or practice of the Licensed Method. The Licensee will observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations. The Licensee shall manufacture Licensed Products and practice the Licensed Method in compliance with applicable government importation laws and regulations of a particular country for Licensed Products made outside the particular country in which such Licensed Products are used, Sold or otherwise exploited.
ARTICLE 30.CONFIDENTIALITY
30.1The Licensee and The Regents will treat and maintain the other party’s proprietary business, patent prosecution, software, engineering drawings, process and technical information and other proprietary information, including the negotiated terms of this Agreement and any progress reports and royalty reports and any sublicense agreement issued pursuant to this Agreement (“Proprietary Information”) in confidence using at least the same degree of care as the receiving party uses to protect its own proprietary information of a like nature from the date of disclosure until […*…] ([…*…]) years after the termination or expiration of this Agreement. This confidentiality obligation will apply to the information defined as “Data” under the Secrecy Agreement and such Data will be treated as Proprietary information hereunder.

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30.2The Licensee and The Regents may use the other party’s Proprietary Information only for the purposes contemplated under this Agreement and may disclose such Proprietary Information to their employees, agents, consultants, contractors and, in the case of the Licensee, its Sublicensees, investors or acquirors, provided that such parties are bound by a like duty of confidentiality as that found in this Article 31 (Confidentiality). Notwithstanding anything to the contrary contained in this Agreement, The Regents may release this Agreement or any sublicense, including any terms thereof, and information regarding royalty payments or other income received in connection with this Agreement to the inventors, senior administrative officials employed by The Regents and individual Regents upon their request. If such release is made, The Regents will request such individuals to keep such terms in confidence in accordance with the provisions of this Article 31 (Confidentiality), and will make best efforts to ensure compliance. In addition, notwithstanding anything to the contrary in this Agreement, if a third party inquires whether a license to Patent Rights is available, then The Regents may disclose the existence of this Agreement and the extent of the grant in Articles 2 (Grant) and 3 (Sublicenses) and related definitions to such third party, but will not disclose the name of the Licensee or the economic terms unless Licensee has already made such disclosure publicly.
30.3All written Proprietary Information will be labeled or marked confidential or proprietary. If the Proprietary Information is orally disclosed, it will be reduced to writing or some other physically tangible form, marked and labeled as confidential or proprietary by the disclosing party and delivered to the receiving party within […*…] ([…*…]) days after the oral disclosure.
30.4Nothing contained herein will restrict or impair, in any way, the right of the Licensee or The Regents to use or disclose any Proprietary Information:
30.4.1that recipient can demonstrate by written records was previously known to it prior to its disclosure by the disclosing party;
30.4.2that recipient can demonstrate by written records is now, or becomes in the future, public knowledge other than through acts or omissions of recipient;
30.4.3that recipient can demonstrate by written records was obtained lawfully and without restrictions on the recipient from sources independent of the disclosing party; and
30.4.4that The Regents is required to disclose pursuant to the California Public Records Act or other applicable law.
The Licensee or The Regents also may disclose Proprietary Information that is required to be disclosed (i) to a governmental entity or agency in connection with filing a prosecuting patent applications, seeking any governmental or regulatory approval, governmental audit, or other governmental contractual requirement or (ii) by law, provided that the recipient uses reasonable efforts to give the party owning the Proprietary Information sufficient notice of such required disclosure to allow the party owning the Proprietary Information reasonable opportunity to object to, and to take legal action to prevent, such disclosure.
30.5Upon termination of this Agreement, the Licensee and The Regents will destroy or return any of the disclosing party’s Proprietary Information in its possession within […*…] ([…*…]) days following the termination of this Agreement. The Licensee and The Regents will provide each other, within […*…] ([…*…]) days following termination, with written notice that such Proprietary Information has been returned or destroyed. Each party may, however, retain one copy of such Proprietary Information for archival purposes in non-working files.

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30.6If the Regents, or its employees, wish to make a publication or presentation (including any oral disclosure made without obligation of confidentiality) in connection with the Regents’ retained rights under Section 2.5, the Regents shall use its best efforts to first transmit to the Licensee a copy’ of the proposed written publication or a written detailed description of the proposed oral disclosure at least […*…] ([…*…]) days prior to submission or disclosure. The Licensee shall have the right (a) to propose modifications to the publication for accuracy and/or patent reasons, and (b) to request a delay in publication or presentation in order to protect patentable information or maintain trade secrets. If the Licensee requests such a delay, the Regents shall delay submission or presentation of the publication for a period not to exceed […*…] ([…*…]) days from the date of such request to enable patent applications protecting such information to be filed and/or to allow the Parties to agree to a modification of the publication so as not to disclose the Licensee’s Proprietary Information. Upon the expiration of […*…] ([…*…]) days from the transmission to the Licensee of a proposed written disclosure or an abstract of a proposed oral disclosure, the Regents shall be free to proceed with the written publication or the oral presentation, unless the Licensee has requested the delay described above.
ARTICLE 31.MISCELLANEOUS
31.1The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
31.2This Agreement is not binding on the parties until it has been signed below on behalf of each party. It is then effective as of the Effective Date.
31.3No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party.
31.4This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.
31.5In case any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as if such invalid, illegal or unenforceable provisions had never been contained in it.
31.6No provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than The Regents and the Licensee any rights, remedies or other benefits under, or by reason of, this Agreement.
31.7In performing their respective duties under this Agreement, each of the parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither party will have the power to bind the other party or incur obligations on the other party’s behalf without the other party’s prior written consent.

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CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY […***…], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT CHROMADEX CORPORATION TREATS AS PRIVATE OR CONFIDENTIAL
IN WITNESS WHEREOF, both The Regents and the Licensee have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

CHROMADEX INC.,			THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/s/ Frank Jaksch		By:	/s/ Ronnie Hanecak
	Name:	Frank Jaksch		Name:	Ronnie Hanecak
	Title:	CEO		Title:	Assistant Vice Chancellor Office of Technology Alliances
	Date:	9/7/2011		Date:	September 8, 2011

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CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY […***…], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT CHROMADEX CORPORATION TREATS AS PRIVATE OR CONFIDENTIAL
EXHIBIT A

PATENT RIGHTS

UC Case Number	United States Application Number or United States Patent Number	Filing or Issue Date
2011-432	61484977	5/11/2011

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